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NATIONAL POLICE
SANITY DIRECTION

SALE CONTRACT NO. 136 OF 1999 ENTERED BETWEEN THE NATION - NATIONAL POLICE - SANITY DIRECTION AND GLOBAL DATATEL DE COLOMBIA S.A..

Between the undersigned as follows: Brigadier General GUSTAVO SOCHA SALAMANCA, of legal age, resident in Santa Fe the Bogota, identified with cedula de ciudadania No. 19.087.489 issued in Bogota, acting as representative of the NATION -NATIONAL POLICE, in his condition of Sanity Director of the National Police, according to Decree No. 2587 of December 21, 1998, duly authorized by the Resolution No. 00108 of January 16, 1998, hereinafter called the DIRECTION on one hand, and on the other ANTONIO SERRATO SUAREZ, of legal age, resident in Santa Fe the Bogota, identified with cedula de ciudadania No. 164.149 of Bogota, who acts in his condition of Second Alternate of the Manager, and as a consequence, as legal Representative of the firm GLOBAL DATATEL DE COLOMBIA S.A., as is evident in Certificate of Establishment and Legal Representation, issued by the CHAMBER OF COMMERCE OF BOGOTA, established through Public Deed No. 639 of Notary Seven of Santa Fe de Bogota, on February 23 1993, inscribed on June 15, 1993, under the number 409271 of Book 9, with the name of Sociedad Comercial Casa Informatica S.A. , which later through Act No. 001 by the Shareholder's General Assembly on April 19, 1995, inscribed on May 25, 1995 under the number 62.444 of Book 6, was decreed the opening of branch offices in



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the cities of Medellin and Cali, which through public deed No. 607 of April 29,
1999 of Notary 44 of Santa Fe de Bogota, inscribed on May 4, 1999 under the number 678.642 of Book 9, the Corporation changed its to GLOBAL DATATEL DE COLOMBIA S.A., which through public deed No. 06700 of Notary 44 of Santa Fe the Bogota, on May 10, 1999, inscribed on May 14, 1999 under the No. 680.244 of Book 9, the Corporation of the reference absorbed through merge the Corporation's Global Servicios Intergrados y Computadores S.A., Mantenimiento Electronico de Sistemas Limitada MES Ltda. Daniel Lopez R y Cia Ltda DLR y Cia Ltda and Micro Star Ltda, NIT 08001996425, hereinafter called the CONTRACTOR, have agreed to enter into the present sale contract which object and general conditions will be defined in the Clauses herein, with base in the provisions contained in law 18 of 1993, Decree 855 of 1994, and other civil and commercial regulations, previous the following considerations: a) that for the adequation and putting in operation of the installations of the new National Police Social Security Buildings, it is required the acquisition of the necessary labor to permit the interconnection of all the computers for the handling of the information centralized the in client/server platform and for the communication among microcomputers for the access and transfer of files and preventing duplicity of labors. b) That the National Police Sanity Direction through resolution No. 187 of July 6, 1999 declared void the Public Bid No. 004 - 99, which purpose was the Acquisition of Structured Wiring for the new headquarters of the Sanity Direction. c) Subject to the provisions in literal g) of article 24, law 80 of 1993 and Article 12th of Decree 855 of 1994, the DIRECTION carried out to the Direct Contracting Process with Notice No. 020 of 1999, for the acquisition of Structured Wiring for the Social Security building of the National Police Sanity Direction building. d) That the Board for the Administrative Contracting of the National Police Sanity Direction, once analyzed the concepts of juridical, technical and financial evaluation of the offer presented, through Act No. 0044 of December 14, 1999, recommended the awarding of the Direct Contracting with Notice No. 020, 1999 to the basic offer of the firm GLOBAL DATATEL DE COLOMBIA S.A., contract that will be ruled by the following clauses:


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FIRST CLAUSE: OBJECT - The CONTRACTOR undertakes with the National Police Sanity
Direction to sell, install and put in operation the Structured Wiring of the first, second, third and fifth floors of the social security building, located in Diagonal 40, Carrera 50, in Santa Fe de Bogota, according to the technical specifications the described herein:

The items indicated shall meet the following technical specifications:

1.  HORIZONTAL SUBSYSTEM:

1.1 UTP cable Category 6
The cable will be UTP Category 6, level 7, each end of the cable comprised between the Wiring Center and the working site, is continuous and free of joints. This cable shall meet the technical characteristics considered in the international standards, and the other standards established for such purpose.

1.2 Supported speed: (1.2 Gbps)
All the elements to be implemented such as cables, intakes, Patch cord, connectors, are of the most recent category of the same manufacturer (AMP, KRONE).

1.3 Chutes:
The distribution chute used in this installation meets the following specifications: Metallic in cold rolled plate caliber 20, electrostatic painting inside and outside, adjustment of the cover by pressure and with screws, with divisions for data and electrical, the fixing to the wall is completely rigid and meets the other characteristics contemplated in the EIA/TIA569 standard, this chute has dimensions according to the quantity of cable to carry, thus guaranteeing a 40% growth, the color will be determined according to the finishings in each office, as well as other variations that may be presented because of environmental factors such as: temperature, moisture, sanity and geographical location.

1.4 Ducts:
The ducts to be used in: under the floor in the principal distribution of the false floor, false ceiling, of rigid metallic piping, the same used in the electric codes, as well as the use of metallic cover for those sites were required. The corresponding calculations will be made for each pipe to be in a free 40% space, necessary to contemplate the pull boxes with the same calculations that the ducts. The logic wiring will go through separate ducts.



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1.5 Cable hanger tray:
The cable hangers shall be used for distribution of the wiring in false ceilings, which shall have the same characteristics that the previously mentioned chute. These trays will be installed with their respective cover, and will have a 40% growth in the capacity of the cables. A cable hanger will be installed with dimensions determined by the number of points, plus a 40% of growth.

2.  SUBSYSTEM OF WORKING AREA:

2.1 Patch Cord
The patch cord shall be manufactured in UTP Cable Category 6 level 7 (Patch flexible cable), meeting the international standards, and the other standards established for that purpose, and shall have a maximum length of three meters with RJ45 connectors with their respective protectors, these will be delivered duly certified, voice cords in red color, data cords in blue.

2.2. Intakes of working places:
The intakes of working places will be double with RJ45 connectors for voice and data.

2.3 Connections scheme:
The connection scheme offered is star topology from the principal or secondary cabinet until the place of work.

3. Vertical Subsystem (Backbone):

3.1 Topology:
The topology of the backbone shall be in star arrangement.

3.2 Optical fiber cable:
The interconnection between cabinets will be made in optical fiber, the same when other point is required. Multimode optical fiber will be used, of 12 threads, breakout, 62.5/125 microns. The end of the fiber will be duly connected, all the threads with SC connector that is the kind to be used in the future, and each thread will be delivered duly certified.



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3.3 Principal and secondary wiring centers:
In each floor a secondary wiring center will be installed and in the third floor will be installed the principal wiring center, in which the administration of the wiring will be located (voice, data and electrical.)

3.3.1 Cabinets
A cabinet will be supplied for each floor, with the following dimensions:

In each floor will be installed a cabinet of minimum 19" x 72" with multi-intake, the front door will be transparent, the cabinet will be metallic cold rolled 22, with doors, interior and exterior electrostatic painting, exhaust fans with protecting grill and noise level under 50 dB. The cabinet will include minimum 8 electrical intakes Hospital Grade with their respective grounding.

3.3.2 Patch panels:
The Patch panels will have the following characteristics: they will permit the total connection of the data and voice points and will have the points perfectly identified, indicating the sequence from lower to higher of the data and voice points. These Patch panels will be category 5 with RJ45 connectors and 110 connector in the back, and will have a growing capacity of 40 percent, data and voice panels will be independent as well as intakes and outlets. For each Patch panel a cable organizer will be installed.

3.3.3 Patch Cords
Manufactured in UTP cable category 6 level 7 (Patch flexible cable) meeting international standards and the other established for that purpose, will have a minimum length of one meter with RJ45 connectors with their respective protectors and will be delivered duly certified.

3.4 Telephone Wiring;
This will be installed from the principal telephonic strip to the principal wiring center and from there to each of the secondary centers, the wiring will be performed with multipar telephone cable of 25 or 50 pairs, to guarantee a 40% growth. It will be minimum of category 3 and each extension or telephone line will handle 4 threads.



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4. ELECTRIC SUBSYSTEM:

4.1 Grounding:
A grounding system will be installed, which minimizes the risk for short circuit, leak currents in the structured wiring. All the metallic points will be grounded. The cable hangers will be grounded independently from the ground wires of the regulated network and from the continuity threads of those circuits (in case of PVC conduit piping).

The grounding of these chutes, cabinets and outlets will be grounded from the respective regulated boards.

The conductors used for grounding in chute will be in cooper and of an appropriate caliber, and in no case lower than # 8. The caliber of the grounding will be determined by the connections of the respective board and according to table 250-94 of 2050 standard by ICONTEC. The conductors will go through electrically continuous piping from the cabinet or chute as far as the grounding connection of the respective board.

4.29 Main Board
A regulated main board will be installed, in which will be guaranteed the monitoring of voltage and current of the network with its respective measure devices (per phase).

The board will have its respective grounding and protections for each circuit.



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5.  Active equipment:

5.1 Main Switch-Lan Ethernet
A main Switch will be supplied with three levels in the main wiring center which centralizes the administration and security of the wiring supporting VLAN, routing and all the elements necessary for administration and security. The equipment has the following characteristics.

o        Compatible with other makes.
o        Redundant source.
o        The modules will be hot swappabe
o        IP, IPX and TCP/IP routing
o        ATM support capacity, token Ring, Giga, Fast Ethernet
o        Flash memory of 32 MB minimum
o        Administrable (SNMP and RMON)
o        Two modules for BRI links
o        Supports the segmentation of the network
o        12 ports of 10/100 base TRJ45
o        One module of 12 Ports of 100 mbps fiber for connection

Compatible with the market standards, delivered with the administration software. This equipment will be delivered installed and configured with a minimum guarantee of 36 months and includes training for configuration and administration.

This main Switch has fiber ports of 100 MBITS (SC), and will interconnect the secondary cabinets and the connection with the General Direction of the National Police, and will have a 40% growth.



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SECOND CLAUSE: AMOUNT OF THE CONTRACT.. The total amount of the present contract amounts $386.535.738 pesos including IVA tax.

THIRD CLAUSE: WAY OF PAYMENT. The DIRECTION will pay to the CONTRACTOR the amount of the present contract in Santa Fe the Bogota within the 13 calendar days following the presentation of the respective commercial invoice, accompanied by the technical satisfaction receipt issued by the company, of the economic satisfaction receipt issued by Follow-Up And Control Process and once fulfilled the administrative and fiscal proceedings.

FIRST PARAGRAPH. However the previous, the Direction undertakes to pay the amount of the contract, once the Budget General Direction approves the Budget Reserves corresponding to 1999 and the Direction Of The National Treasury, according to its payment programming, allocates the corresponding resources.

SECOND PARAGRAPH: REQUIREMENTS FOR PAYMENT. RECEIVED AT SATISFACTION. 1. The coordinator of the Telematics Division will issue a certificate of reception of the elements within the five working days following the performance of the delivery of the matter object of the contract. 2. The CONTRACTOR shall present the commercial invoices with the legal and technical support before Follow-Up And Control of the Sanity Direction, which will be responsible to issue the certificate of ECONOMIC RECEIPT within the 10 working days following the reception of the invoice, verification to be made about the unit prices agreed in the first clause and other aspects of the contract considered pertinent. 3. Once the term expires the Follow-Up And Control Office shall file in the Financial Area the account for the respective payment.

THIRD PARAGRAPH. BANKING INFORMATION. The CONTRACTOR estates that the payment generated by the contract can be verified in the Current Account No. 034-178954 of the Banco de Bogota.

FOURTH PARAGRAPH. CAUSALS FOR NO PAYMENT: The DIRECTION through the Financial Area will not pay the accounts that in opinion of the Follow-Up And Control Division present incoherences between the amounts and the prices agreed in the present contract or for any other problem arising from the revision of the contract against the invoice. In the event of failure in invoicing, that amount will not be paid and the Follow-Up To And Control Office will file the account for the difference.



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FOURTH CLAUSE. TERM OF EXECUTION. The present contract will have a term of execution of ninety (90) calendar days starting since the date of approval of the Sole Warranty.

FIFTH CLAUSE: DURATION: The present contract will have a duration of seven months, starting since the perfectioning of the same, that is, since the date of the Budget Registration.

SIXTH CLAUSE. BUDGET APPROPRIATION. The payment of the present contract will be attributed to Availability Certificates numbers 9900724 and 9901028 of April 8 and July 20, 1999, respectively.

SEVENTH CLAUSE. OBLIGATIONS BY THE CONTRACTOR. In the virtue of the present contract, the CONTRACTOR undertakes with the DIRECTION to: 1) deliver and install the elements contracted according with the offer presented, which is part of the present contract and with base in the technical characteristics and specifications of the contracted object. 2) perform the changes of the elements not meeting the specifications and conditions contained in the contract and the offer. 3) inform by writing, and duly justified, any change in the technical conditions arising during the term of execution of the contract. 4) carry out the proceedings for the legalization of the contract within the three following working days starting since the reception of the documentation from the Group of Contracts and the subscription of the respective instructions sheet. 5) perform immediately the change of the elements presenting manufacturing defects. 6) coordinate with the Telematics Office the time and date of delivery of the elements object of the present contract.

EIGHTH CLAUSE: WARRANTY, CERTIFICATION AND LABOR: The CONTRACTOR undertakes with the DIRECTION to supply the following warranty, without prejudice of the awarding of the Sole Warranty referred in Tenth Clause of the present contract, Certification And Labor, this way: 1) Warranty active elements: Warranty of minimum 24 months as well as the support, considering the preventive maintenance which will be of 2 visits per year. 2) Wiring warranty: The CONTRACTOR will provide warranty of 15 years over all the elements for manufacturing and installation defects, warranty that will not cover damages caused by misuse.
CERTIFICATION: Each of the points forming the Structured Wiring as well as the Patch Cord will be certified, delivering a printed copy and backup in magnetic means, indicating all the characteristics established in the standards for the reception of the wiring. The certification will be performed with FLUKE, PENTASCANER equipment. LABOR: the CONTRACTOR undertakes to deliver duly installed and operating all the wiring system to be implemented. Within the installation are considered all the civil works necessary for the development of the Project, with material and labor category 7. The CONTRACTOR undertakes to leave the installations in the conditions in which the Sanity Direction of the National Police maintains them.



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NINTH CLAUSE:. OBLIGATIONS BY THE DIRECTION. In virtue of the development of the present contract the DIRECTION undertakes with the contractor to: 1) pay to the CONTRACTOR the total amount of the contract in the ways stated in the same. 2) perform the control of the contract execution through the Project Manager, of the chief of Follow-Up And Control Division and the Telematics Division coordinator. "Execution control" is understood as the performance and coordination of all the activities necessary for the achievement of the fulfillment of all conditions agreed herein within the terms or scheme foreseen.
3) the DIRECTION represented by the Manager of the Project and the Telematics Division coordinator reserve the power to reject the items or elements considered that do not meet the characteristics and technical conditions indicated in the offer presented by the CONTRACTOR. 4) carry out with in mutual agreement any change in the technical conditions arising during the term of execution of the contract, previous written request by the Contractor. 5) reserve the right to effect a technical revision in the reception of the works and to reject them if these do not meet the technical specifications.

TENTH CLAUSE: SOLE WARRANTY. Within the three calendar days following the Budget Registration the CONTRACTOR undertakes to constitute in favor of the DIRECTION in a bank entity or insurance company legally established in Colombia, which policies are duly approved by the banking superintendence, a sole warranty covering the following risks,

a) OF FULFILLMENT OF THE CONTRACT: Equivalent to 10% of the total amount of the contract, that is the amount of $38.653.573.80 pesos, in affect for the term of duration of the contract and four months more and of its extensions, if any.

b) OF QUALITY OF THE GOODS: Equivalent to 50% of the total amount of the contract. That is, the amount of $193.267.869 pesos, in effect for the term of duration of the contract and one year more.

FIRST PARAGRAPH. The policy shall be filed with the payment receipt. In the police policy must be expressly stated that the coverage is for the fulfillment of the contract, the payment of fines and of the penal clause agreed. In any case the CONTRACTOR shall replace the warranty when the amount of the same is affected because of sinister, within the 5 calendar days following the notification of the Act which states the corresponding sanction.


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SECOND PARAGRAPH. If the CONTRACTOR refuses to constitute the Sole Warranty in the term, amount and duration established in this clause the DIRECTION will end the present contract in the condition it is, will declare the default of the contract and will make effective the fulfillment policy of the offer, without having to acknowledge or pay any indemnification.

THIRD PARAGRAPH. The DIRECTION will approve or not the warranty not later than the working day following the presentation by the CONTRACTOR. In the event that the warranty is not approved, the CONTRACTOR shall correct it and adjust it to the agreement in the contract in a term not exceeding 2 working days after its devolution.

ELEVENTH CLAUSE: TRANSFER. The CONTRACTOR can not transfer the present contract in whole or in part to any natural or legal person, either National or foreigner, without the previous written authorization by the DIRECTION, which can reserve the reasons to refuse the transfer.

TWELFTH CLAUSE: PENALTIES FOR DELAY. The parties agree to establish the following ways to punish the default of the obligations acquired in virtue of the present contract: a) in the event of delay or default of the obligations assumed by the CONTRACTOR according to the provisions in the present contract, the DIRECTION can demand from the CONTRACTOR the full execution of the contract, imposing fines which amount will be liquidated with base in a 0.5% over the total amount of the contract, for a term of up to 13 working days. This sanction will be imposed through administrative act in which will be indicated the causes. b) In the event of delay in the payments according to the provisions in clause Thirteen herein, the CONTRACTOR can demand from the DIRECTION the acknowledgment of legal interests, over the updated historic value of the amounts owed.

PARAGRAPH: The payment of the sanction referred in this Clause can be demanded through executive way. If such payment is not effective during the term of duration of the contract, it will be taken into account at the moment of its liquidation.

THIRTEENTH CLAUSE: PENAL CLAUSE: In case of default by the CONTRACTOR of any of the obligations herein, the CONTRACTOR undertakes and so accepts expressly, to pay to the DIRECTION as a penalty an amount equal to 10% of the total amount of the contract, amount considered as a partial payment but definitive of the prejudices caused to the National Police. The DIRECTION will make effective the penalty through resolution dictated by the General Director, the corresponding amount can be discounted from the sums owed to the CONTRACTOR for any reason. If it is not possible, it will be taken from the Fulfillment Warranty or collected through legal action.



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FIRST PARAGRAPH. The Penalty Clause agreed herein will operate in an automatic way and for its application only will be required that the DIRECTION inform by written document to the CONTRACTOR the fact constituting the default and the date in which it should have been fulfilled.

SECOND PARAGRAPH. The penal sanction agreed herein is exclusively as a sanction and it does not exempt from the fulfillment of the principal obligation.

THIRD PARAGRAPH. For the effects of the damages indemnification it will be enough that the Sanity Direction informs about the amount of the damages.

FOURTEENTH CLAUSE: FORCE MAJEURE OR ACTS OF GOD: The CONTRACTOR will not be responsible for any delay or interruption in the delivery of the elements, if during their execution circumstances of force majeure or acts of God appear. For the fulfillment of the previous provision, it is necessary that the CONTRACTOR informs the DIRECTION within the 5 working days following the occurrence of the same, about the causes for the delay or interruption, accompanied by the recommendation that justifies it and stating the estimated time in which the operation can be resumed.

PARAGRAPH. For effects of determining if there is force majeure or acts of God it will be enough with the announcement by the DIRECTION about it. In the event the DIRECTION considers that there are no such circumstances the CONTRACTOR will assume the responsibilities about the fulfillment of the contractual term in the way agreed.

FIFTEENTH CLAUSE: RESERVE OF THE PRESENT CONTRACT: The CONTRACTOR undertakes with the DIRECTION not to provide any kind of information or details to third parties and to maintain as classified documentation all the aspects regarding the contractual object, as well as the technical matters and installations of the DIRECTION, known or to be known by the contractor during the development of this agreement and after it.

SIXTEENTH CLAUSE: APPLICATION TO GENERAL PRINCIPLES: According to the provisions in article 40 of law 80, 1993, the present contract and its provisions, is ruled by the principles foreseen in the civil and commercial regulations and those regulations stated in that law, which correspond to its essence and nature.

SEVENTEENTH CLAUSE: SOLUTION OF CONFLICTS: according to article 68 of law 18, 1993, the parties undertake to use the mechanisms of solution foreseen in that law.

EIGHTEENTH CLAUSE: LEGAL DOMICILE. The contractual domicile is the city of Santafe de Bogota, D.C.



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NINETEENTH CLAUSE: DOCUMENTS OF THE CONTRACT. The following documents are part of the present contract:
1.   Terms of Reference of Direct Contracting with Notice number: 20/99.
2. Certificates of Availability numbers 9900724 and 9901028 of April 8 and July 28, 1999 respectively.
3. Act No. 044 of December 14, 1999 by the Advising Board for Administrative Contracting of the Sanity Direction - National Police.
4.   Offer dated on Nov. 2, 1999 filed by the Contractor.
5.   The Sole Warranty.
6. Photocopy of the NIT, which will be sent to the Financial Group with the copy of the contract duly legalized.

TWENTIETH CLAUSE. PERFECTION AND EXECUTION. The present contract will be understood perfectioned by the parties when it counts with Budget Registration. For its execution it is required the approval of the Sole Warranty, referred in Clause Ninth of the present contract by the DIRECTION.

TWENTY FIRST CLAUSE: EXPRESS STATEMENT. The CONTRACTOR declares that when subscribing the present contract he is not liable for any of the causals of inability and incompatibility, indicated in Article 127 of the Political Constitution of Colombia and in Articles 8 and 9 of Law 80, 1993.

TWENTY SECOND CLAUSE. STAMP TAX. The CONTRACTOR will proceed on its account within the three calendar days following the approval of the Sole Warranty, to pay on its account the Stamp tax.

As evidence, this document is subscribed in Santa Fe de Bogota on December 21st, 1999.

THE DIRECTION
Brigadier General GUSTAVO SOCHA SALAMANCA
Sanity Director of National Police

THE CONTRACTOR
ANTONIO SERRATO SUAREZ
Legal Representative - Second Alternate of the Manager
GLOBAL DATATEL DE COLOMBIA S.A.



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